UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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FOR IMMEDIATE RELEASE

Norfolk Southern corrects Ancora’s false and misleading statements

Urges shareholders to vote “FOR” ONLY Norfolk Southern’s 13 highly qualified nominees on the WHITE proxy card today

ATLANTA, April 19, 2024 - Norfolk Southern Corporation (NYSE: NSC) filed a presentation on Friday with the U.S. Securities and Exchange Commission addressing the flawed assumptions of Ancora Alternatives LLC’s (“Ancora”) highly unrealistic near-term financial targets.

Among many other claims, Ancora grossly overestimates the 12-month savings across numerous categories and their “estimated savings” are simply not supported by the mathematical reality. Ancora has unrealistically projected expected savings of $800 million over 12 months, resulting in a 62 – 63% operating ratio, while claiming they would not furlough employees.

In Norfolk Southern’s presentation, informed by actual railroading experience and direct industry expertise, the company has outlined what the real savings would be in each cost opportunity Ancora cited. Ancora’s misinformed savings estimates would only amount to $400 million, and to achieve the remaining $400 million savings in their plan, approximately 2,900 employee furloughs would be required, despite Ancora’s assertions to the contrary.

The presentation also corrects the false and misleading statements made by Ancora including:

FALSE & MISLEADING STATEMENT	THE FACTS	THE OUTCOMES
Disregarding Norfolk Southern’s successful implementation of a modern version of precision scheduled railroading.

Norfolk Southern is advancing a modern PSR strategy, which is designed to avoid periodic service problems.

The company is accelerating the execution of the plan through changes in leadership and operations.

•   Customer-centric, operations-driven network that balances service, productivity, and growth, with safety at its core

•   Prudent approach to rapidly and sustainably improving its operating ratio

•   More reliable service to grow earnings over the
long-term

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Dismissing the four decades of success and experience of recently hired COO, John Orr.

John Orr is an expert and award-winning thought leader in PSR with a proven track record of improving operations at multiple Class I railroads in regions spanning Canada, the U.S., and Mexico.

Hiring John resulted in an inconsequential change to a commercial agreement with CPKC.

•   John’s expertise is helping:

•  Identify and eliminate corridor bottlenecks

•  Target large-volume Merchandise terminals for improved velocity and productivity

•  Drive standard processes across all workstreams

•  Rationalize locomotives and cars

•  Replicate best practices across the network

Ignoring significant safety improvements that are driving results.

In the wake of East Palestine (EP), Norfolk Southern took decisive action to protect the franchise and shareholders.

Management, with board oversight, implemented a six-point safety plan and accelerated enhancements to its safety culture and operational transformation.

•   Committed to being the gold standard for safety in the rail industry

•   Reduced the mainline accident rate by 38%
year-over-year in 2023

•   Achieved the lowest mainline accident rate since 1999 and positioned itself among the best of the North American Class I railroads

•   Through its safety efforts, the board and Alan rebuilt trust and credibility with regulators and the EP community

Overlooking Norfolk Southern’s efficient operations before, and improvements after, the EP incident.	Widening of the operating ratio occurred in 2023, as Norfolk Southern dealt with service disruptions and safety investments following the EP incident.

•   Remained in-line with peers at a 62% OR while achieving record revenues in 2022 as the industry struggled to add headcount after cutting too deeply and profitability weakened

•   Drove 2nd highest 5-year total shareholder return among Class I peers in 2022

•   Despite adverse impact of EP, continued to improve service levels – train speed by 22% and terminal dwell by 11% – since Alan became CEO

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Discounting Norfolk Southern’s clear plan to close the gap with peers.

Norfolk Southern meaningfully narrowing the gap with peers in 2022 despite COVID disruptions.

The company has improved key operating metrics over the last several weeks, reflecting changes and reprioritizations that were already in process and accelerated by the arrival of John Orr.

• On an achievable path to close the gap with peers by achieving a sub-60% OR in 3-4 years, without compromising safety, service, customer relationships, or long-term shareholder value[1]

Failing to recognize Norfolk Southern’s executive compensation framework that holds management accountable.	The board implemented executive compensation initiatives, including the addition of OR as a performance metric. The board eliminated the 2023 annual incentive awards payout.	• Addresses shareholder feedback and holds management accountable to deliver on key objectives • Ensures alignment between executive pay and outcomes experienced by shareholders and other stakeholders

Mischaracterizing Norfolk Southern’s superior and fit-for-purpose board.

The board has proactively refreshed its ranks and provided effective oversight to ensure best-in-class governance practices and that it has the necessary expertise to oversee Norfolk Southern’s success.

Norfolk Southern has director nominees with broad operations and logistics experience, including seven former CEOs or presidents of large-scale organizations.

• Appointed six new directors in the last five years, including two in 2023 • Taken initiatives to improve operations and oversight, including in safety, enterprise risk management, and cybersecurity

Norfolk Southern has communicated consistently and transparently with shareholders on the company’s progress and achievements. In contrast, Ancora has resorted to spreading false and misleading statements and deliberately ignoring material facts.

[1]

The operating ratio improvements discussed and presented on this page represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

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The presentation and other important information related to Norfolk Southern’s Annual Meeting can be found at VoteNorfolkSouthern.com.

Your Vote is Important

Norfolk Southern believes all of its 13 nominees are uniquely qualified to oversee the company’s strategy, drive sustainable value, and hold management accountable. Norfolk Southern strongly urges shareholders to protect their investment by VOTING the WHITE proxy card “FOR” ONLY Norfolk Southern’s 13 nominees.

Please simply DISCARD any Blue proxy card you may receive from Ancora. If you inadvertently voted using a Blue proxy card, you may cancel that vote simply by voting again TODAY using the company’s WHITE proxy card. Only your latest-dated vote will count!

If you have any questions or require any assistance with respect to voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

1 (877) 750-9496 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other countries)

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

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Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Non-GAAP Financial Measures

This document includes the presentation and discussion of adjusted operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period to period comparisons by excluding the costs arising from the East Palestine incident, and in 2024, also excluding other charges relating to restructuring efforts, shareholder matters and a deferred tax adjustment. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, including full year 2024 adjusted operating ratio guidance and our longer term adjusted operating ratio target, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non-GAAP)
	($ in millions, except per share amounts)
Income from railway operations	$2,851	$1,116	$3,967
Income taxes	$493	$270	$763
Net income	$1,827	$846	$2,673
Diluted earnings per share	$8.02	$3.72	$11.74
Railway operating ratio (percent)	76.5	(9.1)	67.4

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